Contacts:	Stephen N. Joffe
Chairman & CEO
513-792-9292

Patricia Forsythe
Vice President, Investor Relations
513-792-5629

LCA-VISION ANNOUNCES STOCK SPLIT AND INCREASED QUARTERLY CASH DIVIDEND

Company Cites Continued Outstanding Financial Performance

CINCINNATI (November 17, 2004) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of fixed-site laser vision correction services at its LasikPlus vision centers, today announced the Board of Directors voted to approve a 3-for-2 stock split, in the form of a stock dividend, payable on December 15, 2004 to shareholders of record as of December 6, 2004. The stock split will increase the number of outstanding shares from approximately 13.45 million to approximately 20.2 million shares outstanding. In addition to the stock split, the Board of Directors approved a quarterly cash dividend of $0.08 per share, post stock split, payable on December 23, 2004 to shareholders of record as of December 16, 2004.

     “This Board action recognizes the company’s continued strong financial performance, which has exceeded our projections for growth in revenue and earnings per share,” stated Stephen N. Joffe, LCA-Vision Chairman and Chief Executive Officer. “We are again pleased to reward our shareholders with some of the cash flow we are generating from our solid financial performance, while continuing to meet our expansion goals. By maintaining the same per-share quarterly cash dividend following the stock split, we have effectively raised the cash payout by 50 percent over the prior quarter.”

     LCA-Vision currently operates 43 laser vision correction centers, including 40 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States and three joint ventures in Canada.

This press release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission including, but not limited to, its Forms 10-K and 10-Q.

# # #